WidePoint Corporation
Second Quarter 2008 Earnings Conference Call
August 14, 2008

Operator:        Ladies and gentlemen thank you for standing by, and welcome to the WidePoint Corporation Second Quarter 2008 Earnings Conference Call. At this time, all participants are in a listen-only mode. Later, we’ll conduct a question-and-answer session, and instructions will be given at that time. If you should require assistance at any time during the conference, please press the star followed by the zero, and an operator will assist you. As a reminder, this call is being recorded today, Thursday, August 14, 2008.

        I’d now like to turn the conference over to Mr. Frank Hawkins from Hawk Associates, the company’s investor relations firm. Please go ahead.

Frank Hawkins:         Good afternoon. This is Frank Hawkins of Hawk Associates, and welcome to the WidePoint Second Quarter Conference Call. On the phone today are Steve Komar, the CEO of WidePoint, and Jim McCubbin, the company’s Chief Financial Officer. I would like to begin by reading the company’s safe harbor statement, and then we will hear from Steve and Jim before they take your questions.

        This afternoon’s discussion contains forward-looking statements that involve known and unknown risks, uncertainties, and other factors not under the company’s control. Those risks may cause actual results, performance, or achievements of the company to be materially different from the results, performance, and/or other expectations implied by these forward-looking statements. These factors include, but are not limited to, those detailed in the company’s periodic filings with the Securities and Exchange Commission.

        And now, here’s Steve with his opening remarks.

Steve Komar:         Thank you, Frank. Good afternoon to all. On behalf of the WidePoint management team, I’d like to welcome you all to the company’s second quarter 2008 investor call and, as always, to thank you for your time and continued interest in our company. Today, we’re pleased to report continued progress in our efforts to meet our strategic goals on several fronts in building a sound, dynamic, and growing business enterprise. During the day today via press releases and an SEC 10Q filing, we are reporting impressive revenue growth results for our second quarter and six months year-to-date 2008 versus comparable year-ago periods.

        Percentage increases are 182% better for the second quarter and 167% better for the six months year-to-date. We are, of course, quite pleased with this but recognize that much of this performance results from our acquisition of iSYS, LLC and the rapid growth of our mobile telecom managed services business. As a result, it may be more analytical and instructive for us to compare our results to the prior calendar quarter, that is the first quarter of 2008. With $9.3 million of second quarter revenues versus a 7.2 million first quarter of 2008 revenue performance, we see strong, roughly 30% quarter-to-quarter revenue growth. Importantly, each of our business segments contributed positively to this revenue growth, and we expect to see a recurrence of this period-to-period growth during the second half of 2008.

        WidePoint also experienced gross profits of 1.6 million in the second quarter of 2008 versus 1.1 million in the first calendar quarter of 2008. This is roughly a 45% quarter-to-quarter increase, and again, each of our business segments contributed positive operating income to this result.

        For the consolidated company, we are reporting a small loss from operations and a net loss for the quarter. Both numbers represent improvements from prior quarter and prior period, even as we consciously invested and reinvested in sales, marketing, and business development resources that are necessary for us to have the ability to meet the revenue growth goals of the company. We expect this positive bottom line profitability trend to continue.

        WidePoint also strengthened its balance sheet and operational liquidity during the quarter through a private placement investment and other cash conservation efforts.

        Turning to the individual business segments, a number of positive events were realized during the period. At the Mobile Telecom business, iSYS was awarded contracts with five federal agencies that should provide incremental revenues of $10 million over the coming year. And we continue to aggressively engage the 14 sponsoring federal agencies under the GSA’s Federal Strategic Sourcing Initiative contract, known as FSSI, for which iSYS was a successful bidder.

        In the Consulting Services arena, we realized second quarter 2008 revenues of 3.4 million and are pleased to see a resumption of revenue growth in an area that had lagged in past quarters. The primary drivers here were contracts for wrap-around consulting services tied to our PKI credentialing activities, as well as more modest improvements with our identity assurance and forensic informatics contracts. Our PKI credentialing and managed services segment realized $1 million in second quarter revenues, over 30% better than the first calendar quarter…excuse me…the first quarter calendar year 2008 results. More importantly, we are now well positioned for more aggressive penetration and growth, focused on leveraging our strategic alliances with Lockheed Martin on the rapidly-deploying Transportation Workers, or TWIK, contract, and our unique partnership with the FiXs Federation for CAC and ECA equivalent access IDs, as well as with the US Army base access, or SPOT program at Ft. Belvoir Maryland, which is now concluding a successful pilot rollout which should generate substantial additional DoD, Department of Defense, identity assurance opportunities for WidePoint.

        Also of note in the PKI segment, during the month of July we completed the acquisition of Protexx, Inc., which is a provider of software-based 2,048-bit tunnel architecture authentication and encryption solutions to both the state and local first responder market and to commercial sector business enterprises. This acquisition rounds out the menu of PKI solutions that ORC offers to the marketplace and will accelerate our entry into commercial sector markets.

        As we look ahead, I’d like to take a minute and reiterate some of my comments from our last investor call which identified mobile telecommunications and PKI credentialing services as priority growth initiatives for WidePoint. Each of these offerings address emerging niche markets with near-term rapid growth potential with greater than $1 billion in identified market size for each. They are managed service models with attractive margins and annuity revenue streams, and WidePoint business segments are well positioned as proven service providers to each. Our maximization of these initiatives is a very important component of our outlook and value potential over the next few years, and the bulk of our attentions, efforts, and resources are focused on their success.

        Summarizing, as we move forward, we’ll be working to solidify and accelerate many of the favorable trends emerging from our most recent results and are quite excited about our outlook for the remainder of 2008 and beyond.

        But enough from me. I’d like to turn the meeting over to Jim McCubbin for a more detailed financial and operational review, after which we’ll open the lines for your questions and comments. Jim, the stage is yours.

Jim McCubbin:         Thank you, Steve, for the thorough review, taking a lot of the financial analysis and portraying it already for me.

        Ladies and gentlemen, welcome to our second quarter call. As Steve has already said, the second quarter continued to build upon the foundation we established in the first quarter of this year, and our success to date is leading us to a promising prognosis for continued revenue growth and improving financial performance in the second half of this year and into 2009. The capital we raised in the second quarter of approximately $4.1 million has allowed us to improve our financial capabilities and make prudent investments within WidePoint, the primary investment being the improvements we are presently making in sales and marketing. These financial investments, we believe, will allow us to increase our bidding proposal efforts in our two strategic niche segments which Steve has talked about. They are just now moving from early stage adoption into the next phase of wider adoption and expanded growth. We’re very excited about where we’re positioned at this time with these segments, and the improvements in sales and marketing will allow us, we believe, to capture even more revenues as we continue along this path.

        I’ll expand upon this in a moment but would first like to address our financial performance in the second quarter of 2008. WidePoint’s total revenues increased by approximately $5.9 million, from $3.3 million for the second quarter of 2007 to $9.3 million for the second quarter of 2008. For the six month period ending June 30, 2008, we also witnessed revenue growth, with revenues growing from approximately $6.1 million to $16.4 million. This growth was attributable to strong performance in our Mobile Telecom Managed Services segment and our Consulting Services segment, which benefitted from growth related to the preparation of our PKI segment transition from various pilots to larger projects. Further, looking at the first quarter to second quarter relative performance in 2008, all three of our segments exhibited growth, with revenues growing from approximately $7.2 million to $9.3 million.

        Given the current bidding proposal activity we’re experiencing and our recent wins, the second half continues to look promising, and we believe we’ll continue to support our revenue growth goals and objectives into the second half.

        Looking at our gross margin, we also witnessed growth of 40 and 45% in the quarter-to-quarter comparison and six month comparisons, respectively. We continue to expect this growth will continue to grow in both an absolute basis and on a percentage basis as we realize economies of scale. On a quarter-to-quarter in the first quarter to second quarter of 2008, we also realized that this trend should continue into the second half.

        Looking at SG&A, we also witnessed an increase in absolute dollars as a result of the iSYS acquisition and a decrease on a percentage basis due to the larger revenue streams attributable to the iSYS acquisition. SG&A costs for the second quarter rose to approximately $1.8 million from $1.2 million on an absolute basis but on a percentage basis fell from 36% in the second quarter of 2007 to 19% in the second quarter of 2008. As we continue to grow our revenue streams and make investments in our SG&A, we do anticipate on a percentage basis that our SG&A costs will continue to fall, improving our financial performance and business model in the future, while still supporting our bid and proposal efforts near term.

        Moving on from there and adjusting out non-cash expenses from the above that I’ve just discussed, the positive news really does appear. Our adjusted EBITDA, which is earnings before interest, taxes, depreciation, amortization, and stock compensation expense under 123-R, actually improved dramatically. The second quarter, we saw a positive $224,000 in adjusted EBITDA, growing from a negative approximately $160,000 in the first quarter of 2008, or a representative improvement of close to 400,000, or $385,000, to be a little bit more specific, that occurred in that swing on a little over $2 million in revenue growth. We’re very pleased with being able to provide the positive EBITDA growth while at the same time making the investment into the bid and proposal activities, making the investments into our SG&A infrastructure, and still maintaining the improvements on our revenue models that are important to us as a management team and as investors.

        Moving on from adjusted EBITDA and factoring in the small amount of depreciation and interest expense, we did see our loss of operations increase from approximately $146,000 to $178,000 for the quarter, or approximately $0.01 per share.

        So with that, we’ve come out with a very good foundation quarter in the second quarter, growing from our first quarter, and we believe we’re positioned, okay, with our current working capital of $3.3 million, our cash of $4.8 million, accounts receivable of $6.9 million, to really move into the second half, secure and really tie down the market opportunities that we’re chasing so we can have a very, very strong financial performance in 2009, which we believe will make everybody happy, as we’ve grown tremendously from 2007 into 2008.

        With that, back to you, Steve. Thank you.

Steve Komar:         Thank you, Jim. Lots of good information; well presented. I think at this point in time if we can ask our facilitator, Pam, to come online, and we can proceed to open the lines for questions and comments from the attendees.

Operator:         Thank you, sir. Ladies and gentlemen at this time if you’d like to ask a question, please press the star followed by the one. As a reminder if you are using a speakerphone, please pick up the handset prior to pressing the numbers. Once again ladies and gentlemen if you’d like to ask a question, please press the star followed by the one. To remove your question, press the star followed by the two. We do ask if you are using a speakerphone, you will need to lift up the handset prior to pressing the numbers.

        Our first question comes from the line of Brendan MacMillan from Capital International. Please go ahead.

Brendan MacMillan:         Yes, thank you. Could you just talk about the mobile security…or I should say the mobile management offering that iSYS has and just sort of walk through how it compares to the competitors’ offerings and how you think you’ll do based on a comparative basis when it comes down to bake-offs among the federal agencies?

Jim McCubbin:         That’s a very, very good question. Let me give the best shot at kind of walking you through our solution sets. The iSYS solution for the Mobile TEMS offering is a very strong solution. It’s been really built out to support several federal agencies. It is a software solution that is proprietary to us. We do own it. We have developed it and built it. What it does is it allows us to go in to the client and provide savings through optimizing their billing, managing all of their phones so they have a thorough inventory, backing up, providing some storage capability and ability to transfer from older phones to newer phones, and a full life cycle of management, including safe deployment and, of course, to get rid of the phones in an environmentally sound way. The key to all of this is really our ability to optimize the bills, which the agencies that we’re at have realized savings of anywhere from 35 to 60%. These savings literally provide them extra income. And what we’ve witnessed is they’ve increased usage of higher-level phones, data systems with these budgets, which also then increases the revenue streams to us. So there’s… It’s a cradle-to-grave service. As it compares to the two competitors that are trying to look at the space, they do not have a bake-off solution that has a strong optimization solution. They also do not have strong past performance within the federal government base. So…

Steve Komar:         I would just add that I think past performance is also a substantial criteria here. Until the arrival of the FSSI contract, much of the success has been by word of mouth and by customer referral from agency to agency, and there is no competitor out there that can do anything like that today. And what we’re dealing with is a customer base that is essentially 100% supportive and very proactive in terms of mouthing the benefits of a relationship with that product to the other agencies.

Brendan MacMillan:         Okay. Could you… Do you want to just address, then, how you charge for that solution and if those charges are already set or calculated into what you’re estimating to be the savings on the customer payment basis?

Jim McCubbin:         Yes. Actually, we charge on a monthly annuity basis per device. Along with that, the savings that the customer is recognizing includes the cost they’re paying for us. So literally, they’re finding themselves with up to 60% savings after paying for our monthly service. We also have a very strong solution that allows us to optimize to provide the best coverages for the agencies, no matter where they may be in the country or even abroad, so we can optimize performance for them as well, which again is an additional benefit that we offer that our competitors do not offer. We have built this specifically for the agencies and the mobile marketplace. This was not a product set that was built to migrate from a landline solution or from some other software package. This was something built specifically to address the present marketplace that we’re dealing with, and I believe it’s one of the reasons our past performance has been so strong to date and our acceptance has been so strong to date. This is all…

Brendan MacMillan:         Would it be accurate to say you all, that basically because of the billing practices and the number of billing plans and the overages are so much different than the mobile marketplace that the software just…and its customization to that market is what’s helping you sort of bring about the savings so that…on the customer level?

Jim McCubbin:         Actually, that is correct. A lot of the complexity in the mobile marketplace, especially on the billing side, our software makes the visibility and the optimization easy to recognize where there’s issues or problems and where efficiencies can be gained.

Brendan MacMillan:         Okay, and I guess finally just can you talk about market size, I mean, in terms of agencies, mobile users within the federal government space and maybe other customer bases that you think are…you know where the solution would work. I would assume that from what I’ve seen in the corporate sector, some corporations do this internally and try and, you know, buy in bulk and manage across a couple of carriers to try and optimize plans, et cetera. But within the federal government space, I’m not aware that those practices have really gone on, and maybe you could just address what portions of government space and maybe the corporate marketplace would be addressable.

Jim McCubbin:         Well right now, we’re at five agencies that have deployed this so far. We believe there’s a marketplace for 40…greater than 40 large agencies and 14 agencies right now that are in serious discussions with the FSSI program and program office with the GSA. We’re looking at a minimum of 220,000 units. That is being estimated under just the FSSI program office for those 14 agencies, and we believe from past experience, that number is small compared to what we believe it will be. So we believe the marketplace for just federal agencies is 500,000 to greater than a million user base. We’re also experiencing some early stage success with some local municipalities and cities, including the city of San Diego, several cities in Ohio that this has worked very well for as well. And we also have done it for Ohio State, the university.

        To your comment on large customers or corporate clients, some corporate clients do this effectively well, but most we’ve found to date aren’t. Our big focus, though, hasn’t been so much from a corporate environment, even though we are starting to play there. It’s really more on the state, I mean local municipalities and the federal, we think our competitive position is the strongest because of how the tool has been built for those marketplaces and the inefficiencies in those marketplaces.

Brendan MacMillan:         If I’m just looking at your revenues for this reported quarter, approximately how many devices are represented there? And so what’s your sort of base of devices, I guess, is the right way to put it, relative to this opportunity set in the FSSI contract you’re talking about of two hundred twenty thousand or so?

Jim McCubbin:         Right now, we’re looking at maybe 35,000 units as an absolute blended count. So as you can see, we’re just started to scratch the surface presently. We have a long way still to go and a lot of bid and proposal activity. That’s one of the reasons we’re pushing so hard at making sure that we can address our client base and the client opportunities that we see.

Brendan MacMillan:         Okay, thank you.

Operator:         Thank you. And our next question comes from the line of Alex Zyngier from Deutsche Bank. Please go ahead.

Alex Zyngier:         Hi, guys. Congratulations. Looks like you’re going in the right direction. The one thing I was going to ask is can you give me a sense of, you know, how your pilots are doing? I know that you have a lot of pilots out there, and I want to try to understand when you go from a pilot to a little bit wider audience to, you know, the full department, and how long that takes. So I’m trying to get a sense of the magnitude of increase. Does a pilot usually go from one to 10, or you know, that type of thing.

Steve Komar:         Hi, Alex. This is Steve. Is your question directed at mobile telecom or at PKI, or is it something else?

Alex Zyngier:         You know first at PKI but also at mobile telecom. I guess it’s a little different, but I guess first PKI, and then we’ll get it to the mobile telecom.

Steve Komar:         Fair enough. One good example might be the Army SPOT program that I referred to at Ft. Belvoir, which is in pilot or near the end of pilot stage right now. And that involves 3,000 users per se. The total population that we feel will be addressed solely at Ft. Belvoir will be 30,000 users. In terms of timing, we’re looking at two to three months for the conduct of the pilot program. The reality of life is that sometimes it takes a while before those pilot programs start, and candidly, the Ft. Belvoir one started three to four months later than we thought it would. The pay-back, however, is it’s going very well. It’s being well-received, and we expect to move on very soon after the culmination of that into a much broader expansion, if you will, within Ft. Belvoir and also replicating that timeline with some acceleration, we see the opportunity to move out into several additional bases in the Washington, DC area, expanding that pilot and then going to full distribution, if you will, or utilization over timelines that can range from three months to a year, candidly, if not more, depending on the size of the base and the complexity of installation.

Alex Zyngier:         Got it. And how many of these pilots do you have running now?

Steve Komar:         In the military segment, the SPOT DoD program is the program right now.

Alex Zyngier:         Okay.

Jim McCubbin:         Alex, that pilot leads to the full DoD rollout, which will start with the Army and then go to the other facilities…services. There are some other small programs that we’re working on with other agencies, okay, as well as first responders, as well as certain states related to either first responders and/or their compliance with HSPD-12 with the federal government.

        In regards to mobile TMS, it’s a little bit different. That’s actually starting as contract awards where they may be a department within an agency and then growth beyond that. And that has worked for the following five agencies that we’ve had with an (inaudible) deployed very effectively. The press releases that you’ve witnessed over the last six months have demonstrated how it seems these agencies, once they get it embedded and start getting their hands wrapped around it, it just kind of takes on an expansion life of its own. So we’re actually very pleased with that growth mechanism, because it kind of just… It’s like rising water. It just lifts.

Steve Komar:         I would just add that if you’re comparing the PKI to the mobile telecom that both (inaudible), if you will, or departmental rollout stages, as well as partial to full adoption on a much faster timeline than they are on PKI. That’s just the reality of that marketplace. And to the credit of the iSYS organization, they’ve been able to respond to that quick installation challenge.

Jim McCubbin:         Yes, the management team at iSYS has done a tremendous job.

Alex Zyngier:         It sounds like, you know, we’re going to see a lot of the benefits of iSYS starting in the second half and, obviously, rolling into next year. And it sounds like a lot of the PKI, you know, the same ramp up, you know, we should see next year. Am I correct?

Jim McCubbin:         Most likely. The iSYS side, remember, is just… It’s in a kind of a faster ramp-up stage right now. Quarter and six month averages, you’re looking at 300 to 500% growth from last year to this year prior to our owning them. I mean they’re just really in a very nice place at this time and especially given the fact that the representative savings can be demonstrated in white papers with the current client base.

Steve Komar:         I do think, Alex, that the time…I do think that your timeline projections are pretty reasonable and rational.

Alex Zyngier:         Great. Thank you very much. That’s all I have.

Steve Komar:         Thank you, Alex.

Operator:         Thank you. And once again ladies and gentlemen if you do have a question, please press the star followed by the one. As a reminder if you are using a speakerphone, you will need to lift the handset prior to pressing the numbers.

        Our next question comes from the line of Mark Gilreath from First Allied. Please go ahead.

Mark Gilreath:         Hi, how are you?

Steve Komar:         Hi there, Mark.

Jim McCubbin:         Good afternoon.

Mark Gilreath:         I’d like to know management’s latest thought process as it pertains to potentially affecting a NASDAQ listing.

Jim McCubbin:         Mark, when we can go onto NASDAQ, we would love to entertain that. Presently, we don’t meet the standards. I’m always talking to both AMEX and NASDAQ to see how we can improve that. Right now, the best you could say is it’s discovery stage.

Mark Gilreath:         Okay, thank you very much.

Steve Komar:         Thank you.

Operator:         Thank you. And once again, ladies and gentlemen, if you do have a question please press the star followed by the one. As a reminder if you are using a speakerphone, you will need to lift the handset prior to pressing the numbers.

        And we do have a follow-up question from the line of Brendan MacMillan from Capital International. Please go ahead. And your line is open. Please make sure that your mute button isn’t pushed and that you pick up the handset.

Brendan MacMillan:         Thank you. I did have the mute pressed. Two questions if I could. One is just on the previous caller’s question. What are the minimum standards on the NASDAQ? I mean is it basically there’s a bid price minimum and then a net asset value minimum? Could you just refresh our memories on what those are?

Jim McCubbin:         Well, what I’ve looked at recently is you have a $5 stock price. I’ve been told that there’s been some changes on the NASDAQ’s…the equivalent of the NASDAQ small cap…that I’m exploring right now to see if we could effectuate a potential change from AMEX to NASDAQ. We may be better suited for that marketplace, but I just don’t have the final answers yet.

Brendan MacMillan:         Okay. And then I guess the same question is just with regard to waiting for next year for the PKI ramp up. I mean are you expecting that the earlier part of next year, the back half, and maybe if you could just explain why.

Steve Komar:         Well, I’ll take that one Brendan, and then let Jim supplement me if necessary. But I think, you know, as we referred to some of these pilot programs and the reality of the government contracting process, we do feel—and there are some logistical issues associated, frankly, with basically what they call vetting and then certifying and card issuance associated with some of these populations—I just think that practicality requires us to project that during the course of 2009, we expect to see substantial growth and implementation in the PKI market segment. That does not mean that we do not expect to start seeing some growth in the latter half of 2008. I think what it does mean is if you’re thinking about full-blown success and aggressive revenue growth, we need to be looking probably six to nine months out on the timeline. I don’t know if Jim would agree with that, but we have a lot of spirited conversations about that.

Jim McCubbin:         And sir, I mean the bottom line impact here is now we have customers and people wanting to deploy, and we have provability proven. And all the hard work has been done on the upfront work. Now, going into deploying it means putting out enrollment stations with our partners, making sure that people get ramped up, and moving from that pilot stage up to full deployment. That’s just… Logistically, it takes a little bit of time to get that deployed. Once that’s deployed, then you can readily bring on a lot of credential users. But making sure that we spend a little time doing it right upfront is very important in scaling any operation. So you don’t want to make a mistake, because then you could jeopardize the full deployment of everything that you’re doing.

Steve Komar:         Probably on redirect, the only thing that I would add to that, Brendan, is that I think that perhaps the most significant change in environment is that we are seeing all the signs of serious deployment. And candidly, you know we’ve been around here waiting for just a little bit of time to see those signs. And we are beginning to see them out there. We are past, we believe, this you know, this hesitation and avoidance, and what we’re seeing is a lot of contracting activity and what we believe is the beginning of this hopeful waterfall of good news.

Brendan MacMillan:         Great. Thanks.

Steve Komar:         Thank you, Brendan.

Operator:         Thank you. And I’m showing that we have no further questions at this time. I’ll hand back to management for any closing remarks.

Steve Komar:         Well, thank you. Thank you, Pam. Again thank you to everyone for your time, attendance, and good questions. And we’re also happy to have the opportunity to bring some good news to the assembled group today and to assure you that we will be continuing to work to meet our success goals and to improve the valuation of the company, your investment, in the quarters ahead. Thank you again very much.

Operator:         Ladies and gentlemen, that does conclude our conference for today. Thank you for your participation. You may now disconnect.